Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alpha Healthcare Acquisition Corp. III (the “Company”) on Form S-4 to be filed on May 26, 2023, of our report dated March 20, 2023, with respect to our audits of the financial statements of Carmell Therapeutics Corporation as of December 31, 2022 and 2021, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

May 26, 2023